EXHIBIT 99

To our shareholders,
We are pleased to report record quarterly net income of $16,134,000, or $1.95 per diluted share, compared to $11,959,000, or $1.48 per diluted share, in first quarter 2005. Return on average equity was 18.41% in first quarter 2006 compared to 15.53% in first quarter 2005, return on average assets was 1.44% versus 1.17%, and efficiency ratio improved to 59.00% versus 64.60%.
Quarterly Results
Net interest income of $45,614,000 in first quarter 2006 was $6,281,000 more than first quarter 2005. The net interest margin of 4.59% increased 20 basis points over the same period last year. Compared to fourth quarter 2006, net interest margin increased 10 basis points. In spite of an increasingly competitive environment, our net interest margin has improved due largely to growth of low cost deposits in conjunction with strong loan growth. First quarter 2006 average loans grew $318,893,000, or 12%, while quarterly average deposits grew $231,830,000, or 7%, due mainly to demand deposit growth, over the same period last year.
Noninterest income of $19,120,000 was $2,171,000, or 13%, higher than first quarter 2005. Components of the increase were gain on sale of assets, debit card revenue, technology services revenue and financial services revenue increases of $739,000, $361,000, $325,000 and $169,000, respectively. Gain on sale of assets increased as a result of a $692,000 loss on sale of securities recorded in first quarter 2005 with no such loss recorded in first quarter 2006.
Noninterest expense of $38,194,000 was $1,798,000, or 5%, higher than the comparable quarter in 2005. In first quarter 2005, we recorded a $463,000 mortgage servicing impairment reversal compared to a $170,000 impairment reversal for the first quarter of 2006. In addition, salary and benefits expense increased $1,768,000, or 9%, as compared to first quarter 2005 primarily due to inflationary wage increases and higher incentive bonus accruals. Also contributing to the increase in salary and benefits was the implementation of a new accounting standard, SFAS 123R, which required us to record $187,000 of expense in first quarter 2006 for stock option awards; this expense was not recognized in prior years under the prior accounting standards applicable to stock options. Partially offsetting those expense increases, first quarter 2005 contained other losses of $878,000 compared to $99,000 in first quarter 2006. During first quarter 2005, we announced our strategic decision to exit our Wal-Mart locations. In January 2006, three of our four remaining Wal-Mart branches were merged into other First Interstate branches and the fourth and final Wal-Mart branch was sold. The previously mentioned other losses recorded in 2005 were primarily related to occupancy cost and expenses connected with exiting our Wal-Mart locations.

Financial Highlights
Three Months ended March 31

(unaudited)	2006	2005	% Change
(in thousands except per share data)

OPERATING RESULTS
Net income	$16,134	$11,959	34.9%
Diluted earnings per share	1.95	1.48	32.0%
Dividends per share	0.50	0.42	19.0%

PERIOD END BALANCES
Assets	4,632,647	4,201,211	10.3%
Loans	3,116,927	2,769,056	12.6%
Investment Securities	995,861	834,941	19.3%
Deposits	3,512,581	3,272,388	7.3%
Common Stockholders’ Equity	359,647	310,951	15.7%
Common Shares Outstanding	8,108	7,980	1.6%

QUARTERLY AVERAGES
Assets	4,548,963	4,160,025	9.3%
Loans	3,059,385	2,740,492	11.6%
Investment Securities	966,262	859,152	12.5%
Deposits	3,482,337	3,250,507	7.1%
Common Stockholders’ Equity	355,327	312,227	13.8%
Common Shares Outstanding	8,108	7,970	1.7%
On April 7, 2006, the Company paid a $.58 dividend per common share.
First quarter 2006 has shown stronger than expected growth in both loans and deposits. Net interest margin continued to show steady improvement, in spite of competitive pressure on deposits and loans. We believe the quality of our loan portfolio remains high. Maintaining our net interest margin and high loan quality remains a top priority for the Company during the remainder of 2006. Our continued success reflects the talents and values of our team of employees, officers, directors and advisory directors for the achievement of another record in quarterly earnings.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

First Quarter 2006

Condensed Consolidated Statements of Income

	Three Months Ended
	March 31
(unaudited)	2006	2005

(in thousands, except per share data)

Total interest income	$66,969	$51,967
Total interest expense	21,354	12,634

Net interest income	45,615	39,333

Provision for loan losses	1,753	1,625

Net interest income after provision for loan losses	43,862	37,708
Noninterest income	19,120	16,949
Noninterest expense	38,194	36,396

Income before taxes	24,788	18,261
Income taxes	8,654	6,302

Net income	$16,134	$11,959

COMMON SHARE DATA:
Diluted EPS	1.95	1.48
Dividends	.50	.42
Book value	44.36	39.02
Tangible book value	39.75	34.33
Appraised value	71.00	63.00
Selected Ratios

	Three Months Ended
	March 31
(unaudited)	2006	2005

PERFORMANCE
Return on avg common equity	18.41%	15.53%
Return on avg common equity excl. market adj of securities	18.02%	15.43%
Return on avg assets	1.44%	1.17%
Net interest margin, FTE	4.59%	4.39%
Efficiency ratio	59.00%	64.60%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans	0.23%	0.24%
Annualized net charge offs to average loans	0.08%	0.16%
Allowance for loan losses to loans	1.40%	1.54%
Allowance for loan losses to nonaccruing loans	273.58%	263.51%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio	8.11%	7.67%
Avg loans to avg deposits	87.85%	84.31%
improving the places
we live and love.
Condensed Consolidated Balance Sheet

	March 31
(unaudited)	2006	2005

(In thousands)

ASSETS

Cash and due from banks	$197,400	$184,559
Federal funds sold	37,713	121,890
Interest bearing deposits	11,916	31,158
Investment securities	995,861	834,941
Loans	3,116,927	2,769,056
Less: allowance for loan losses	43,633	42,660

Net loans	3,073,294	2,726,396
Premises & equipment, net	120,086	119,181
Accrued interest receivable	27,686	22,109
Goodwill and core deposit intangibles	38,340	39,354
Mortgage servicing rights	22,721	18,275
Company owned life insurance	63,058	61,066
Other assets	44,572	42,282

Total Assets	$4,632,647	$4,201,211

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,512,581	$3,272,388
Securities sold under repurchase agreements	618,307	478,448
Other liabilities	45,941	34,142
Other borrowed funds	642	4,001
Long-term debt	54,291	60,043
Subordinated debenture	41,238	41,238

Total Liabilities	4,273,000	3,890,260
Common stockholders’ equity	359,647	310,951

Total Liabilities and Stockholders’ Equity	$4,632,647	$4,201,211